Exhibit 10.60.1

1st Amendment to Employment Agreement

This 1st Amendment to Employment Agreement (“Amendment”) is executed this 11th day of November 2010 by and between Kirk A. Benson (the “Executive”) and Headwaters Incorporated, a Delaware corporation (the “Company”).

RECITALS

Headwaters and Executive entered into an Employment Agreement effective 1 April 2010 (the “Employment Agreement”). Pursuant to the terms and conditions of section 2(a) of the Employment Agreement, Headwaters granted to Executive certain base salary compensation.

Headwaters and Executive wish to modify the base salary compensation as set forth herein.

AGREEMENT

1. For good and valuable consideration, the receipt of which is hereby acknowledged, Headwaters and Executive agree to change the base salary adjustment date of section 2(a) of the Employment Agreement from October 1, 2010 to October 1, 2011. Accordingly, section 2(a) of the Employment Agreement is amended and restated in its entirety as follows:

Base Salary. The Company shall pay the Executive as compensation for his services an annual base salary at the rate of $650,000 per year until October 1, 2011, and thereafter a minimum annual base salary of $700,000, in accordance with standard Company payroll procedures, subject to normal payroll deductions and deductions authorized by the Executive. Such base salary shall be subject to annual review by the Compensation Committee of the board of Directors (the Compensation Committee”).

2. Except as modified by this Amendment, all other terms of Employment Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

HEADWATERS INCORPORATED

/s/ Steven G. Stewart	/s/ Kirk A. Benson
Name: Steven G. Stewart	Kirk A. Benson
Title: Chief Financial Officer